Exhibit 99.1

  News Release

Contact:	James R. Clarkson, President and Chief Executive Officer
843.839.6270
Edward L. Loehr Jr., Vice President and Chief Financial Officer
843.839.6263

FOR IMMEDIATE RELEASE

HCSB Financial Corporation’s Earnings Grow 14.57 % For Three Months Ended June 30, 2008

Loris, SC, August 11, 2008 – HCSB Financial (HCSB.OB) has announced that its earnings for the second quarter of 2008 increased 14.57 % over earnings for the same period in 2007.

Net income for the quarter ended June 30, 2008 totaled $ 582,000 or $ .16 per diluted share, an increase of 14.57 % over the $ 508,000 or $ .14 per diluted share, for the second quarter ended June 30, 2007. Net income for the six month period ended June 30, 2008 totaled $ 1,329,000 or $ .36 per diluted share, an increase of 42.44% over the $ 933,000 or $ .26 per diluted share, for the six month period ended June 30, 2007. Gross loans grew 9.21 % to $ 384,648,000, total deposits grew 19.8 % to $ 408,329,000, and total assets grew 18.55 % to $ 519,679,000.

James R. Clarkson, president and chief executive officer, said, “We are quite pleased with the growth in both our balance sheet numbers and our earnings. This year has proven to be quite a challenging time for the banking industry with general economic conditions and the low interest rate environment suppressing our ability to grow. Thus we consider ourselves at HCSB to be very fortunate to have experienced this success through the first half of 2008.

HCSB Financial Corporation is the parent of Horry County State Bank, a $ 520 million financial institution headquartered in Loris, South Carolina. Horry County State Bank operates 13 banking locations in Loris, Mt. Olive, Tabor City, Little River, North Myrtle Beach, Windy Hill, Conway, Homewood, Myrtle Beach, Carolina Forest, and Socastee, offering a full line of banking products and services, including internet banking, mobile banking, and merchant capture. The company’s website is www.hcsbaccess.com.

Certain statements in this news release contain “forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses, or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause such differences, please see our filings with the SEC.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of forward-looking information, by the company or any person, should not be construed as a representation that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or otherwise.